Exhibit 1.1

BY-LAWS
Société Anonyme à Directoire et Conseil de Surveillance
(Company with Management Board and Supervisory Board)

Updated April 20, 2006

Public limited company with Management Board and Supervisory Board (Société Anonyme à Directoire et Conseil de surveillance) with share capital of 6,344,125,265.50 euros
Registered Office: 42 avenue de Friedland — 75008 PARIS
Company Registration N° 343 134 763 Paris
The By-Laws in English are a translation of the French “Statuts” for information purposes. This translation is qualified in its entirety by reference to the “Statuts”

Part I
LEGAL FORM – PURPOSE – REGISTERED OFFICE
Article 1 – LEGAL FORM – CORPORATE NAME – LEGISLATION – TERM
The Company, which is called Vivendi, is a company established under French law and formed in Paris by a deed dated 11 December 1987, and which, by decision of the Shareholders’ Meeting of 28 April 2005, has adopted the legal form of a Société Anonyme à Directoire et Conseil de Surveillance (company with Management Board and Supervisory Board), governed by current and future legislative and regulatory provisions as well as by these By-laws.
The term of the Company shall expire on 17 December 2086, except in the event of an early dissolution or an extension to be decided by an Extraordinary Shareholders’ Meeting.
Article 2 – PURPOSE
The Company’s main purpose is, directly and indirectly, in France and in all countries:
• to provide any direct or indirect telecommunications and media/entertainment activities, and any interactive services, to individual, business and public-sector customers;
• to market any products and services related to the foregoing;
• any commercial, industrial, financial, stock, share and real-estate transactions directly or indirectly related to the aforementioned purpose or to any similar or related purposes, or contributing to the fulfilment of these purposes;
and more generally, the management and acquisition, by way of subscription, purchase, contribution, exchange or through any other means, of shares, bonds and any other securities of companies already existing or to be formed and the right to sell such securities.
Article 3 – REGISTERED OFFICE
The Company’s registered office is located at 42, avenue de Friedland, 75008 Paris.
The registered office may be transferred to any other place in accordance with the legislative and regulatory provisions in force.

Part II
SHARE CAPITAL – SHARES
Article 4 – SHARE CAPITAL
The Company’s share capital is 6,344,125,265.50 euros, divided into 1,153,477,321 shares having a face value of 5.50 euros, all of the same class and fully paid up.
The share capital may be increased, reduced, amortized or divided by decision of the competent Shareholders’ Meeting.
Article 5 – SHARES
1. The shares may take the form of registered shares or bearer shares, in the absence of legal provisions to the contrary.
2. The Company may at any time, in accordance with applicable law and regulations, request from the central institution responsible for keeping the Company’s share issuance account information relating to shares of the Company which confer a voting right at its Shareholders’ Meetings, whether immediately or in the future.
Failure by shareholders or intermediaries to comply with their obligation to provide the aforementioned information may lead to the suspension or suppression of dividend and/or voting rights, as permitted by law.
3. Any person, acting alone or in concert, who directly or indirectly holds a fraction of the capital, voting rights or securities subsequently convertible into shares of the Company, which is equal to or in excess of 0.5% or a multiple of this fraction, shall notify the Company, by registered letter with acknowledgment of receipt, within fifteen days of exceeding any of these thresholds, of the total number of shares, voting rights or securities subsequently convertible into shares, which that person directly or indirectly holds, whether alone or in concert.
Failure to comply with this provision shall be penalized in accordance with legal provisions, at the request, recorded in the minutes of the Shareholders’ Meeting, of one or more Shareholders holding at least 0.5% of the Company’s share capital.
Any person, acting alone or in concert, shall also inform the Company within fifteen days if the percentage of share capital or voting rights which it holds falls below any of the thresholds mentioned in the first sub-paragraph of this paragraph 3.
Article 6 – RIGHTS AND OBLIGATIONS ATTACHED TO SHARES
1. Each share carries a right of ownership of the Company’s assets and liquidation surplus in proportion to the fraction of the authorized share capital which it represents.

2. Whenever it is required to hold a certain number of shares in order to exercise a right, Shareholders who do not own the said number of shares shall be responsible, if necessary, for grouping the shares corresponding to the required quantity.
3. The subscription right attached to shares belongs to the beneficial owner.
4. Ownership of a share implies acceptance of these By-laws and of decisions made by Shareholders’ Meetings and by the Management Board acting on powers delegated by the Shareholders’ Meeting.
Part III
SUPERVISORY BOARD
Article 7 – COMPOSITION OF THE SUPERVISORY BOARD
1. The Supervisory Board is composed of a minimum of three Members, and a maximum of 18 Members, subject to the temporary exception set forth by law in the event of a merger.
The Members are appointed by the Ordinary Shareholders’ Meeting, which may dismiss them at any time.
2. Each Member of the Supervisory Board must hold at least 1,000 shares in the Company.
3. The Members of the Supervisory Board are appointed for a four-year term, expiring at the end of the Ordinary Shareholders’ Meeting called to approve the accounts for the financial year ended, and which is held the year during which the term of office expires. They may be re-elected for additional terms.
At the end of each Annual Shareholders’ Meeting, the number of Members of the Supervisory Board who have reached the legally defined age on the closing date of the fiscal year whose accounts are approved by the meeting, shall not be more than one-third of the number of Members in office. When this limit is exceeded, the oldest Members shall be deemed to have resigned at the end of the said Shareholders’ Meeting until the requirement set forth herein is met.
In the event of a vacancy of one or more board seats due to death or resignation, and provided that the number of Members of the Supervisory Board does not fall below the minimum set forth in the first paragraph of this Article 7, the Supervisory Board may make provisional appointments between two Shareholders’ Meetings which shall be subject to ratification by the next Ordinary Shareholders’ Meeting.

Article 8 – MEMBER OF THE SUPERVISORY BOARD APPOINTED BY THE EMPLOYEES
1. If the percentage of share capital, held by employees and retired employees of the Company and its subsidiaries under the Group Savings Plan established by the Company, represents more than 3% of the Company’s authorized share capital, a Member of the Supervisory Board shall be appointed from among the employees who are members of the Oversight Committee of the Company’s mutual funds of which at least 90% of the assets comprise Company shares. The Member of the Supervisory Board representing employee shareholders shall not be taken into account when calculating the maximum number of Members of the Supervisory Board set forth in Article 7.
Upon a proposal from the Chairman of the Management Board, an employees’ representative may be appointed as a Member of the Supervisory Board by an Ordinary Shareholders’ Meeting, provided that his office shall end automatically upon the appointment of a Member of the Supervisory Board pursuant to the previous sub-paragraph.
2. If for any reason whatsoever, the Member of the Supervisory Board appointed by the Shareholders’ Meeting under the paragraph 1 of this Article 8 ceases to be both an employee of the Company or one of its subsidiaries and, as the case may be, a member of a the Oversight Committee of the Company’s mutual fund described above, the said Member of the Supervisory Board shall be deemed to have resigned upon the expiration of a term of one month from the date on which he ceased to fulfill either of these criteria.
3. In this case, or in the event of death or resignation, the Supervisory Board may provisionally appoint a Member between two Shareholders’ Meetings provided that the new Member fulfills the two criteria set forth in this Article 8.
4. Prior to the Ordinary Shareholders’ Meeting called to appoint a Member of the Supervisory Board representing employee shareholders pursuant to paragraph 1 of this Article, the said Member shall be nominated according to the following procedure:
•	Candidates for this office shall be nominated by the mutual fund’s Oversight Committee and shall be selected from among its members at the request of the Chairman of the Management Board.

•	The decision of the Oversight Committee shall be recorded in minutes stating the list of candidates and the number of votes cast in favor of each candidate, as well as the number of candidates validly designated by the Oversight Committee, whose number shall be at least equal to twice the number of Members of the Supervisory Board to be appointed.

•	The aforementioned minutes and list of candidates shall be attached to the notice convening the Shareholders’ Meeting.
5. Each Member of the Supervisory Board representing employee shareholders must hold one share through one of the mutual funds described in paragraph 1 of this Article, or an equivalent number of units of said fund. If the said Member of the Supervisory Board does not hold one share or an equivalent number of units of the fund on the date of his appointment, or if he ceases to do so during his term of office, he shall be deemed to have resigned notwithstanding the fact that he remains an employee of the Company.

Article 9 – MISSION OF THE SUPERVISORY BOARD
1. The Supervisory Board continuously monitors the Company’s management by the Management Board as required by law. At any time of the year, it may carry out any verifications or controls which it deems necessary and may demand any documents which it deems useful to the fulfilment of its mission.
In addition, the Supervisory Board grants the Management Board permission to carry out the operations stated in Article 13, for which its prior authorization is required.
2. The Supervisory Board may decide to create committees to study questions submitted by the Supervisory Board or its Chairman; the Supervisory Board shall define their composition, their terms of reference and, if applicable, the remuneration of their Members.
Article 10 – ORGANIZATION OF THE SUPERVISORY BOARD
1. From among its Members, the Supervisory Board shall elect a Chairman and a Vice-Chairman who must be natural persons and who shall be responsible for convening the Supervisory Board and chairing its debates. The Supervisory Board shall set the terms of office of the Chairman and Vice-Chairman, which shall not exceed their terms as Members of the Supervisory Board.
The Supervisory Board appoints a Secretary who is also the secretary of the Management Board.
2. The Supervisory Board shall meet as often as the Company’s interests require.
The Supervisory Board may be convened by the Chairman or the Vice-Chairman by any means, even verbally. The meetings shall be held either at the Company’s registered office, or in any other place indicated in the notice of meeting.
The Chairman shall convene the Supervisory Board within fifteen days of a request being made to this effect by at least one Member of the Management Board or by at least one-third of the Members of the Supervisory Board. Should this request remain without effect, its authors may themselves convene the Supervisory Board, stating the meeting’s agenda.
3. A register of attendance shall be kept which shall be signed by the Members of the Supervisory Board attending the meeting.
4. A minimum presence of 50% of the Members of the Supervisory Board is required for the deliberations to be valid.
Decisions are made by majority vote of the Members present or represented, each Member present or represented having one vote and each Member present having only one proxy granted in writing and transmitted by any means. The session Chairman shall have the casting vote in the event of a tie.

To the extent provided by law, Members who attend in the meeting by way of videoconference, or by any other means allowed by applicable legislation, shall be deemed to be present for the purposes of calculating the quorum and majority.
5. The deliberations of the Supervisory Board are recorded in minutes drawn up by the secretary of the Supervisory Board in a special register kept at the Company’s registered office.
Article 11 – REMUNERATION OF MEMBERS OF THE SUPERVISORY BOARD
1. To the Members of the Supervisory Board, the Shareholders’ Meeting may award a total annual sum as directors’ fees.
2. The Supervisory Board shall distribute the overall sum awarded among its Members.
In addition, the remuneration of the Chairman and Vice-Chairman is determined by the Supervisory Board.
The Supervisory Board may award exceptional remuneration for specific assignments or mandates entrusted to the Chairman, to the Vice-Chairman or to any one of the Members of the Supervisory Board. In this case, the said remuneration shall be paid independently of the directors’ fees, and pursuant to the conditions set forth by law.
Part IV
MANAGEMENT BOARD
Article 12 – COMPOSITION OF THE MANAGEMENT BOARD
1. The Company is managed by a Management Board composed of a minimum of two Members and a maximum of seven Members.
Members of the Management Board, who must be natural persons, are not required to be shareholders.
They are appointed for a four-year term by the Supervisory Board which also appoints one of them Chairman. The Supervisory Board determines their remuneration.
If a seat becomes vacant, the Supervisory Board shall, within two months, either fill it or simply take note of such vacancy.
Any Member of the Management Board may be reappointed. He may be dismissed at any time either by the Supervisory Board or by the Shareholders’ Meeting.
2. The Chairman of the Management Board represents the Company in its relations with third parties.
From among the Members of the Management Board, the Supervisory Board may appoint one or more Members with power of representation in relation to third parties.

3. The term of office of a Member of the Management Board shall expire, at the latest, at the end of the Shareholders’ Meeting called to approve the accounts for the financial year in which he reaches the age of 68. However, when a Member of the Management Board reaches that age, the Supervisory Board may, on one or more occasions, prolong his term for a total period which may not exceed two years.
Article 13 – POWERS AND OBLIGATIONS OF THE MANAGEMENT BOARD
1. The Management Board shall be invested, with respect to third parties, with the broadest powers to act in all circumstances on behalf of the Company, subject to the powers specifically granted by law to the Supervisory Board and to Shareholders’ Meetings and within the limitations of the Company’s purpose and the matters that require the prior authorization of the Supervisory Board, as set forth below.
2. With the authorization of the Supervisory Board, the Members of the Management Board may allocate management tasks amongst themselves. In this case, such an allocation of tasks shall not exempt the Management Board from meeting and deliberating on major issues relating to the Company’s management, nor shall it be invoked as grounds for exemption from the obligation to supervise the general conduct of corporate activities, which is incumbent on each Member of the Management Board, and for which the Members have joint and several liability.
The Management Board may appoint one or more of its Members, or any person chosen from outside its ranks, to effect any permanent or temporary special missions, which it may determine, delegating to such persons, for one or more specific purposes, any powers it may deem appropriate, with or without the right to further delegate such powers.
3. Within the limit of an overall sum which it shall define, the Supervisory Board may authorize the Management Board to grant deposits, sureties or guarantees on behalf of the Company. The term of such an authorization may not exceed one year, regardless of the term of the commitments guaranteed. On behalf of the Company, the Management Board may be authorized to give deposits, sureties or guarantees of an unlimited amount to the tax or customs authorities.
If any deposits, sureties or guarantees are given, in a total amount in excess of the limit previously determined for the current period, the amount of any excess portion may not be used to avoid payment obligations due to third parties who were not aware of the applicable limitation.
4. Within the limit of an amount which it shall set for each type of transaction, the Supervisory Board may authorize the Management Board to transfer real property in kind, to transfer assets in part or in full and to constitute pledges. When a transaction exceeds the amount so defined, the authorization of the Supervisory Board shall be required in each case.
The absence of authorization concerning the operations mentioned in the preceding paragraph may not be used to avoid payment obligations due to third parties, unless the Company can prove that these third parties were aware of the absence of authorization or could not be unaware of it.
5. In addition, the Management Board may not take the following actions without the prior authorization of the Supervisory Board:
–	any transactions that could substantially affect the Group’s scope of activity,

–	the admission of the Company’s securities to trading on a regulated market,

–	any investment commitments or acquisitions of assets exceeding the amounts set by the Supervisory Board,

–	the issuance of marketable securities of any kind as authorized by the Extraordinary Shareholders’ Meeting in accordance with Articles L.225-129-2 et sequitur of the French Code de Commerce.

–	the issuance of bond loans as provided for in Article L.228-40 of the French Code de Commerce, or credit facilities, for a term or for a sum exceeding those laid down by the Supervisory Board.

–	the issuance of stock options, or the grant of restricted stock or any similar product, to employees or certain categories of employees,

–	the signature of any agreements and transactions, arbitrations, and the acceptance of any settlements exceeding the sums set by the Supervisory Board,

–	the signature of any draft agreements relating to a merger, a spin-off or a partial transfer of assets exceeding the thresholds set by the Supervisory Board.
Where a transaction exceeds the limits or the amount determined, the authorization of the Supervisory Board shall be required in each case.
Article 14 – ORGANIZATION OF THE MANAGEMENT BOARD
1. The Management Board shall meet as often as the Company’s interests require, upon convocation by its Chairman or by a minimum of 50% of its Members, either at the Company’s registered office, or in any other place specified in the notice of meeting. The meeting may be convened by any means, even verbally.
The Management Board appoints a Secretary who is also the Secretary of the Supervisory Board.
2. For decisions to be valid, the attendance of a minimum of 50% of the Members is required. If the Management Board is composed of only two Members, the attendance of both Members is required.
3. Decisions shall be made by majority vote. Votes may not be cast by proxy within the Management Board. In the event of a tie, the casting vote shall be decided by the Chairman of the Management Board, or by a session Chairman appointed by the Chairman of the Management Board in the event of his absence or incapacity.
Members who attend meetings by way of videoconference, telephone or by any other means of communication allowed by applicable legislation shall be deemed to be present for the purposes of calculating the quorum and majority.
4. The Management Board shall submit a written and oral report to the Supervisory Board on a regular basis and at least quarterly, to report on the major acts or events that occurred in connection with the management of the Company.

Within three months of the closing of each fiscal year, the Management Board shall be responsible for the closing of the accounts and the preparation of the financial statements and submit them to the Supervisory Board for verification and audit. The Management Board shall also propose the allocation of earnings for the prior fiscal year.
The Management Board shall examine and present the quarterly and bi-annual financial statements to the Supervisory Board.
5. The deliberations are to be recorded in minutes signed by the Chairman of the Board.
The minutes are to be recorded in a special register. Copies and excerpts of these minutes are certified by the Chairman of the Management Board, one of its Members, the Secretary of the Management Board or by any other person designated by the Management Board.
Part V
AUDITING OF THE COMPANY
Article 15 – STATUTORY AUDITORS
The Company is audited by Statutory Auditors who are appointed and fulfil their duties in accordance with applicable law.
Part VI
SHAREHOLDERS’ MEETINGS
Article 16 – SHAREHOLDERS’ MEETINGS
1. Shareholders’ Meetings are convened and held in accordance with applicable law.
2. Shareholders’ Meetings shall take place at the Company’s registered office, or in any other location specified in the notice of meeting. When convening the meetings, the Management Board may decide to publicly broadcast the Shareholders’ Meeting in full, via videoconference and/or tele-transmission. If applicable, this decision shall be indicated in the notice of meeting.
3. Two Members of the Workers’ Committee, appointed by the said committee, may also attend Shareholders’ Meetings. The Chairman of the Management Board or any other authorized person shall provide notice to the Workers’ Committee by any means possible of the date and location of any Shareholders’ Meetings.
4. Regardless of the number of shares held, any shareholder has the right, upon proving his identity and capacity, to take part in Shareholders’ Meetings under the following conditions:
–	holders of registered shares must be included in the register kept by the Company,

–	holders of bearer shares must file a certificate, at the place specified in the notice of meeting, attesting to the non-transferability of shares held in their name until the date of the Shareholders’ Meeting, issued by an authorized financial intermediary;
and, if applicable, the Company must be provided with any documents required to prove his identity, in accordance with applicable law.
These formalities must be fulfilled before 3:00 p.m. (Paris time) on the day before the Shareholders’ Meeting, unless the deadline is shortened by current legal and statutory provisions or the notice of meeting specifies a tighter deadline.
A Member’s registration or certificate of non-transferability may only be specifically revoked in accordance with current law or regulations.
5. Shareholders’ Meetings shall be chaired by the Chairman of the Supervisory Board; or, in his absence, by the Vice-Chairman; or in the absence of both, by a Member of the Supervisory Board specially delegated to do so by the Chairman of the Supervisory Board; failing this, the Shareholders’ Meeting itself shall elect a Chairman.
The two Members of the Shareholders’ Meeting who accept and represent the largest number of votes shall act as returning officers.
6. The Presiding Committee of the Shareholders’ Meeting shall appoint the Secretary, who is not required to be a shareholder. A register of attendance shall be kept in accordance with applicable law.
7. Copies or excerpts from the Minutes of Shareholders’ Meetings are validly certified and available upon request, in accordance with applicable law.
Article 17 – VOTING RIGHTS
1. In all Shareholders’ Meetings, the voting rights attached to shares shall belong to the beneficiary of the bare legal title of the shares.
2. In accordance with applicable law and regulations, shareholders shall be entitled to send in their proxy and voting forms for any Shareholders’ Meeting by mail, whether in paper form or, by decision of the Management Board published in the notice of meeting, by tele-transmission.
The Management Board may also decide that shareholders may participate and vote in any Shareholders’ Meetings by videoconference and/or tele-transmission, in accordance with applicable law. In this case, shareholders participating in the Shareholders’ Meeting by videoconference or by any other means of telecommunication, in accordance with applicable law, shall be deemed to be present for the purposes of calculating the quorum and majority.
3. Each shareholder shall have a number of votes equal to the number of shares he owns or represents.

Part VII
FINANCIAL STATEMENTS – ALLOCATION AND DISTRIBUTION OF NET INCOME
Article 18 – ANNUAL ACCOUNTS
1. The Company’s fiscal year shall commence on January 1 and end on December 31.
2. At the end of each fiscal year, the Management Board shall be responsible for the closing of the accounts and the preparation of the annual financial statements as required by law.
Article 19 – ALLOCATION AND DISTRIBUTION OF NET INCOME
1. The statement of income shows revenues and expenses for the fiscal year, expressing net income for the year as the difference between the two, after deducting amortization, depreciation and provisions.
No less than 5% of the fiscal year’s earnings, less losses sustained in earlier years, where applicable, shall be deducted to create the legal reserve fund. This deduction shall cease to be mandatory when the reserve fund becomes equal to 10% of the share capital. Such deductions shall be resumed if, for any reason, the legal reserve falls below one-tenth of the share capital.
The Shareholders’ Meeting may set apart such amounts as the Management Board shall see fit, for transfer to contingency funds or to ordinary or extraordinary revenue reserves, or to retained earnings, or for distribution.
2. The distributable profit is composed of the net income for the fiscal year, less losses sustained in earlier years and amounts that must be allocated to reserves in accordance with applicable law or these By-laws, and may be increased by retained earnings.
Dividends shall be paid out of earnings from the fiscal year.
Except in the event of a reduction in capital, no dividends may be distributed to shareholders when shareholders’ equity is, or would become as a result of such distribution, less than the amount of the capital plus reserves, the distribution of which is not permitted by applicable law or these By-laws.
Revaluation surpluses may not be distributed, but may be capitalized in full or in part.
The Shareholders’ Meeting may decide to distribute amounts from available reserves by specifically indicating the reserve items from which the said amounts shall be deducted.
The terms of payment of dividends shall be determined by the Shareholders’ Meeting, or, failing such determination, by the Management Board. Dividends must be paid no later than nine months after the end of the fiscal year, unless an extension is granted by court order.
The Annual Shareholders’ Meeting may grant each shareholder the right to choose from payment in cash, shares or an in-kind payment, in respect of all or part of the interim or final dividend distributed.

Dividends remaining unclaimed for a term of five years after the declaration date are no longer distributable under applicable statutes of limitation
Part VIII
Extension – Dissolution – Disputes
Article 20 – EXTENSION – DISSOLUTION – LIQUIDATION
1. No later than one year before the end of the term of the Company, the Management Board shall convene an Extraordinary Shareholders’ Meeting in order to decide whether the term of the Company is to be extended.
2. Except in the event of judicial dissolution prescribed by law, the Company shall be dissolved upon the expiration of the term set forth by the Company’s By-laws or by decision of the Shareholders’ Meeting.
3. The Shareholders’ Meeting shall determine the liquidation procedures and shall appoint one or more liquidators whose powers it shall determine.
Article 21 – DISPUTES
All disputes which may arise during the term of the Company or during its liquidation, whether between the Shareholders and the Company or between Shareholders themselves, in respect of corporate matters, shall be subject to the jurisdiction of the competent courts.